   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 2000
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------

                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                       PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                -----------------

                              SUNRISE MEDICAL, INC.
                            (Name Of Subject Company)


                              SUNRISE MEDICAL, INC.
                        (Name Of Person Filing Statement)


                                -----------------

                      COMMON STOCK, PAR VALUE $1 PER SHARE
                         (Title Of Class Of Securities)


                                   867910 10 1
                      (CUSIP Number Of Class Of Securities)


                                -----------------

                                STEVEN JAYE, ESQ.
                        SENIOR VICE PRESIDENT AND SECRETARY
                              SUNRISE MEDICAL, INC.
                          2382 FARADAY ROAD, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 930-1500

           (Name, Address And Telephone Number Of Person Authorized To Receive Notice And Communications On Behalf Of Person(s) Filing Statement)


                                -----------------

                                   COPIES TO:
                               PAUL TOSETTI, ESQ.
                                LATHAM & WATKINS
                        633 WEST FIFTH STREET, SUITE 4000
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

    /X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.






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ITEM 9.            EXHIBITS.

Exhibit (a)(5)(A)        Press Release dated October 17, 2000

Exhibit (a)(5)(B)        Letter to Associates of the Company dated October 16,
                         2000

Exhibit (a)(5)(C)        Letter to Option Holders of the Company

Exhibit (a)(5)(D)        Letter to Performance Bonus Unit Holders of the Company

Exhibit (a)(5)(E)        "Questions and Answers" Memorandum to Associates

Exhibit (a)(5)(F)        Script for Michael Hammes videotaped address for
                         employees, delivered October 17, 2000

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 17, 2000
                                           SUNRISE MEDICAL, INC.



                                           By: /s/ Steven A. Jaye
                                               ---------------------
                                           Name: Steven A. Jaye
                                           Title: Senior Vice President and
                                                  General Counsel